January 1, 2000


Freeform Communications Inc.
904-850 Burrard Street
Vancouver, BC V6Z 2J1

ATTENTION: MR. ROBERT FERGUSON


Dear Mr. Ferguson,

RE: COLUMBIA RIVER RESOURCES (THE COMPANY) CONSULTANT APPOINTMENT

We are pleased to confirm that effective January 1, 1999 you have been retained to provide our Company with management and corporate development services.

DUTIES
You are retained to provide the Company with day to day management services and as a specialist in corporate financing to provide the Company with contacts and sources of financing with the global investment community; and to provide advice and direction dealing with such financiers, and the methods and means of financing best suited to the Company's circumstances form time to time, (the "services"). Your responsibilities will extend to providing information regarding the Company and its mineral property interests and mining operations to prospective financiers, and sourcing potential joint venture partners and financial investors. You will at all times be subject to the direction and discretion of the Board of Directors in the Services you provide, and how you undertake the same. You will report to the President and the Board of Directors.

In order to allow you to perform the Services, we agree to provide you with current, timely and accurate information upon which you may rely in your analysis of the Company. The Company will indemnify and save you harmless from any liability, obligation or loss which you may incur as result of or in connection with your employment by the Company and/or your reliance upon information provided to you by the Company.

COMPENSATION
While providing the Services, you will be entitled to receive a regular salary of US$1,650.00 per month, beginning January 1, 1999. You will also be entitled to reimbursement for any and all documented expenses which you may incur in providing the Services, as long as those expenses were previously agreed upon by ourselves.



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                              -2-                                January 1, 1999




TERMINATION
You will have the right to terminate your Services any time thirty days' prior written notice. The Company will have the right to terminate your services at any time after January 1, 2000 upon thirty days' prior written notice.

ENTIRE AGREEMENT
This letter contains the entire agreement and understanding between us and supersedes any prior negotiations, agreements and discussions concerning the subject matter hereof that may have taken place between us.

MODIFICATION AND WAIVER
This letter may not be altered or modified except by a written document signed by each of us. No waiver of any breach or violation of this letter will be effective unless in writing executed by the party granting such waiver, and mere acquiescence or delay will not be a bar to the enforcement of either party's rights hereunder.

APPLICABLE LAW
Although the Company recognizes that some or all of your services may be performed elsewhere, this letter has been negotiated and executed in the jurisdiction noted above as the location of the Company's office, and all parties have agreed that it will governed by the laws of such jurisdiction.

Please confirm your agreement to these terms and conditions signed by the enclosed duplication of this letter where indicated below and returning it.


Yours truly,


COLUMBIA RIVER RESOURCES INC.

Robert Weicker
Director

Acknowledged this 1st day of January, 2000


/s/ Robert Weicker

Authorized Signature




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